Exhibit 10.1

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT, dated January 1, 2023 (the “Effective Date”) between Konstantinos (Costas) N. Karatzas, personally, or through CNKonsulting Inc., a corporation solely owned and controlled by Dr. Karatzas and residing at 251 Sherwood road, Beaconsfield, Quebec, Canada, H9W 2H4 (“Executive”) and Acesis Holdings Corporation, a Nevada corporation (“Company”), its wholly-owned subsidiaries Acesis Biomed Ltd., a company incorporated in England & Wales (company number 13179812)(“Acesis UK”), and Acesis Biomed US, Inc., a Colorado corporation (“Acesis US”) (all three of which together comprise the “Group or Company”). This agreement shall supersede and replace all previous consulting or employment agreements between any Group company and Executive, which prior agreements shall become null and void upon the execution hereof.

RECITALS

The Group wishes to secure the services of Executive as the Chief Executive Officer of the Company and its subsidiaries Acesis UK and Acesis US (with such other duties and/or offices in the Company or its affiliates as may be assigned by the Board of Directors of the Company (the “Board”) upon the terms and conditions hereinafter set forth, and the Executive wishes to render such services to the Group upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, the Executive and the Company hereby agree as follows:

1.	Employment, Duties and Acceptance.

1.1       General. During the Term (as hereinafter defined), the Company shall employ Executive in the position of Chief Executive Officer (“CEO”) and/or President of the Company and each of its subsidiaries. All of Executive’s powers and authority in any capacity shall at all times be subject to the direction and control of the Board. The Board may assign to Executive such management and supervisory responsibilities and executive duties for the Company or any subsidiary or parent of the Company, including serving as an executive officer and/or director of any subsidiary or parent of the Company, as are consistent with Executive’s status as CEO. As CEO, Executive will have overall strategic and operational responsibility for the Group. His duties will include but are not limited to: providing coordination for the senior leadership team; serving as liaison to Group’s partners and investors; providing leadership to the strategic planning process; implementing new strategic initiatives; managing the annual budget and similar activities as mandated by the Board.

1.2       Full-Time Position. Executive accepts such employment and agrees to devote substantially all of his business time, energies and attention to the performance of his duties hereunder. Executive shall not serve as a consultant to, or on boards of directors of, or in any other capacity to other companies, for profit and not for profit, without the prior consent of the Board. Nothing herein shall be construed as preventing Executive from making and supervising personal investments, provided they will not interfere with the performance of Executive’s duties hereunder or violate the provisions of Section 5.4 hereof.

1.3       Location. Executive will perform his duties remotely. However, Executive shall undertake such occasional travel as is reasonably necessary in the interests of the Group.

2.       Term. The term of Executive’s employment hereunder shall commence on the Effective Date and shall continue until the two (2) year anniversary of the Effective Date, unless terminated earlier as hereinafter provided in this Agreement, or unless extended, on these or different terms, as hereinafter provided in this Agreement or otherwise by mutual written agreement of the Company and Executive (“Term”). Upon each prescribed date of expiration of the Term (each a “Renewal Date”), the Term shall automatically be extended by one additional year (the “Extension Period”) unless either party shall have provided notice to the other ninety (90) days prior to a Renewal Date that such party does not desire to extend the term of this Agreement, in which case no further extension of the term of this Agreement shall occur pursuant hereto but all previous extensions of the term shall continue to be given full force and effect. For the avoidance of doubt, the “Term” of this Agreement shall include any Extension Periods, as well as the period of any extension of the Term by mutual written agreement of the Company and Executive. The delivery by the Company of written notice that the Term will not be extended in accordance herewith shall not be deemed a termination of Executive’s employment by the Company without “Cause”. Unless the Company and Executive have otherwise agreed in writing, if Executive continues to work for the Company after the expiration of the Term, his employment thereafter shall be under the same terms and conditions provided for in this Agreement, except that his employment will be on an “at will” basis and the provisions of Sections 4.3, 4.4, 4.5 and 4.6(c) shall no longer be in effect.

3.	Compensation and Benefits.

3.1 Salary. The Company shall pay to Executive a salary at the annual rate of $250,000 USD (“Base Salary”). Such Base Salary shall accrue from the Effective Date. The Base Salary shall be paid in equal, periodic installments in accordance with the Company’s normal payroll procedures.

3.2       Bonus. For each fiscal year completed during the Term, Executive will be eligible to receive a performance based cash bonus (the “Bonus”) payable in cash (as determined by the Board). Executive’s bonus shall be up to 30% of Executive’s base salary for the applicable year. The annual bonus is discretionary, and will be based on Executive’s performance rating as determined by the Board which shall base its determination on milestones which are aligned with the Group’s strategic goals.

3.3. Stock Option Plan. The Company shall establish an equity incentive plan and the Executive will participate in such plan by being granted equity awards thereunder, which awards will be performance-based incentive awards in an amount to be determined by the Board.

3.4       Benefits. During the Term, Executive shall be entitled to such medical, life, disability and other benefits as are generally afforded to other executives of the Group, subject to applicable waiting periods and other conditions, as well as participation in all other company-wide employee benefits, including a defined contribution pension plan and 401(k) plan, as may be made available generally to executive employees from time to time, but only to the extent applicable to employees that reside in Canada.

3.5       Taxation. The Executive shall be fully responsible for and shall indemnify the Group for, and in respect of, any tax due and/or any other liability, deduction, contribution, assessment or claim arising from, or made in connection with, the Base Salary, Bonus or other benefit as set out herein. The Executive shall further indemnify the Group against all reasonable costs, expenses and any penalty, fine or interest incurred or payable by the Group in connection with or in consequence of any such liability, deduction, contribution, assessment or claim arising from, or made in connection with, the Base Salary, Bonus or other benefit as set out herein.

3.6       Vacation and Sick Days. Executive shall be entitled to twenty-five (25) days of paid vacation and five (5) days of paid sick days in each year during the Term and to a reasonable number of other days off for religious and personal reasons in accordance with customary Company policy.

3.7       Expenses. The Group shall pay or reimburse Executive for all transportation, hotel and other expenses reasonably incurred during the Term by Executive on business trips and for all other ordinary and reasonable out-of-pocket expenses actually incurred during the Term by Executive in the conduct of the business of the Group (including as a member of the Board), against itemized vouchers submitted with respect to any such expenses and approved in accordance with customary procedures. The Group shall also reimburse Executive for the cost of equipment (laptop and cell phone with yearly plan) required for the performance of his duties.

4.	Termination; Change in Control.

4.1       Death. If Executive dies, Executive’s employment hereunder shall terminate and the Company shall pay to Executive’s estate the amount set forth in Section 4.6(a).

4.2       Disability. The Company, by written notice to Executive, may terminate Executive’s employment hereunder if Executive shall fail because of illness or incapacity to render services of the character contemplated by this Agreement for six (6) consecutive months. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(a).

4.3       By Company for “Cause”. The Company, by written notice to Executive, may terminate Executive’s employment hereunder for “Cause” and such written notice shall specify in reasonable detail the reasons for the “Cause” termination. As used herein, “Cause” shall mean: (a) conviction of or plea of guilty or nolo contendere to a felony under the laws of the United States or any state thereof; (b) commission of fraud or embezzlement on the Company or any of its subsidiaries; (c) willful act or omission which results in an assessment of a civil or criminal penalty against the Company or any of its subsidiaries that causes material financial or reputational harm to the Company or any of its subsidiaries; (d) any intentional act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its subsidiaries; (e) a violation by Executive of law (whether statutory, regulatory or common law), causing a material financial harm or material reputational harm to the Company or any of its subsidiaries; (f) a material violation by Executive of the Company’s (or any of its subsidiaries’) bona fide, written equal employment opportunity, antidiscrimination, anti-harassment, or anti-retaliation policies; (g) material breach by the Executive of his obligations pursuant to Section 5.2 and 5.4; (h) the Executive’s consistent abuse of alcohol, prescription drugs or controlled substances, which interferes with the performance of his duties to the Company; or (i) excessive absenteeism of the Executive other than for reasons of illness. Notwithstanding the foregoing, no “Cause” for termination shall be deemed to exist with respect to Executive’s acts described in clauses (b), (g) (h) and (i) above (except as described below), unless the Company shall have given written notice to Executive within a period not to exceed ten (10) calendar days of the initial existence of the occurrence, specifying the “Cause” with reasonable particularity and, within thirty (30) calendar days after such notice, Executive shall not have cured or eliminated the problem or thing giving rise to such “Cause;” provided, however, no more than two cure periods need be provided during any twelve-month period; and provided further, however, that any breach of this Agreement relating to the Restricted Activities shall result in a termination for “Cause” without any advance notice and without any ability on the part of the Executive to cure such breach. Upon such termination for Cause, the Company shall pay to Executive the amount set forth in Section 4.6(b).

4.4       By Executive for “Good Reason”. The Executive, by written notice to the Company, may terminate Executive’s employment hereunder if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior written consent: (a) a substantial and material adverse change in the nature of Executive’s title, duties and/or responsibilities with the Group that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change (such change, a “Demotion”); (b) material breach of this Agreement by the Group; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; or (d) a liquidation, bankruptcy or receivership of the Company. Notwithstanding the foregoing, no “Good Reason” shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company within a period not to exceed ten (10) calendar days of the Executive’s knowledge of the initial existence of the occurrence, specifying the “Good Reason” with reasonable particularity and, within thirty (30) calendar days after such notice, the Group shall not have cured or eliminated the problem or thing giving rise to such “Good Reason”; provided, however, that no more than two cure periods shall be provided during any twelve-month period of a breach of clauses (a), (b) or (c) above. Upon such termination by the Executive for Good Reason, the Company shall pay to Executive the amount set forth in Section 4.6(c).

4.5       By Company Without “Cause”. The Group may terminate Executive’s employment hereunder without “Cause” by giving at least thirty (30) days written notice to Executive. Upon such termination, the Company shall pay to Executive the amount set forth in Section 4.6(c), unless such termination occurs after the expiration of the Term, in which case nothing shall be paid.

4.6       Compensation Upon Termination. In the event that Executive’s employment hereunder is terminated, the Company shall pay to Executive the following compensation:

(a)       Payment Upon Death or Disability. In the event that Executive’s employment is terminated pursuant to Sections 4.1 or 4.2, the Company shall no longer be under any obligation to Executive or his legal representatives pursuant to this Agreement except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all expense reimbursements payable in accordance with Section 3.7; (iii) all accrued but unused vacation pay, and (iv) any Bonus actually granted by the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination.

(b)       Payment Upon Termination by the Company For “Cause” or Termination by Executive Without “Good Reason”. In the event that the Company terminates Executive’s employment hereunder pursuant to Section 4.3 or the Executive terminates his employment hereunder without Good Reason, the Company shall have no further obligations to the Executive hereunder, except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) all expense reimbursements payable in accordance with Section 3.7; and (iii) all accrued but unused vacation pay through the date of termination required by law to be paid.

(c)       Payment Upon Termination by Company Without “Cause” or by Executive for “Good Reason”. In the event that Executive’s employment is terminated pursuant to Sections 4.4 or 4.5, the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) upon execution of a general release and waiver in a form satisfactory to the Company, and subject to Executive’s compliance with Section 5, Base Salary, payable in equal, periodic installments in accordance with the Company’s normal payroll procedures in accordance with Section 3.1 hereof for the shorter of (A) twelve (12) months or (B) the remainder of the Term; (iii) all expense reimbursements payable in accordance with Section 3.7; (iv) all accrued but unused vacation pay; (v) any Bonus actually granted by the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination; and (vi) reimbursement of Executive for the first eighteen (18) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits.

(d)       No Duty to Mitigate. Executive shall have no duty to mitigate awards paid or payable to him pursuant to this Agreement, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Agreement.

4.7	Change in Control.

(a)       For the purposes of this Agreement, “Change in Control” shall be deemed to have occurred if, after the Effective Date, any of the following occurs (through one or a series of related transactions): (a) the sale, disposition or transfer to an unrelated third-party of all or substantially all of the consolidated assets of the Company and its consolidated subsidiaries, (b) a sale, disposition or transfer resulting in no less than a majority of the voting power or equity interests of the Company and its consolidated subsidiaries on a fully diluted basis being held by a person (as defined below) or persons acting as a group who prior to such sale, disposition or transfer did not have a majority of such voting power, (c) a merger, consolidation, recapitalization or reorganization of the Company or its consolidated subsidiaries with or into one or more entities such that “control” (as defined below) of the resulting entity is held, directly or indirectly, by a person or persons acting as a group who did not have control of the Company and its consolidated subsidiaries prior to such merger, consolidation, recapitalization or reorganization, or (d) the liquidation or dissolution of the Company or its consolidated subsidiaries. For purposes of the foregoing, “control” means the power to direct or cause the direction of the management and policies, or the power to appoint directors, whether through the ownership of voting interests, by contract or otherwise, and “person” shall have the meaning such term has as is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended). For the avoidance of doubt any restructuring of the Company into a holding company structure, re-domestication of the Company into a different jurisdiction or other reorganization of the Company where the persons who prior to such restructuring, re-domestication or reorganization held a majority of the voting power continue to hold a majority of the voting power thereafter shall not be deemed to be a Change in Control.

(b)       Notwithstanding anything in this Agreement to the contrary, if Executive’s employment hereunder is terminated by Executive for Good Reason, or by the Company without Cause, or if the Company provides notice that the Term will not be extended in accordance with Section 2, in any case within ninety (90) days after a Change in Control, then the Company shall have no further obligations to Executive hereunder except for: (i) the Base Salary due Executive pursuant to Section 3.1 hereof through the date of termination; (ii) upon execution of a general release and waiver in a form satisfactory to the Company, and subject to Executive’s compliance with Section 5, Base Salary, payable in equal, periodic installments in accordance with the Company’s normal payroll procedures in accordance with Section 3.1 hereof for the shorter of (A) twelve (12) months or (B) the remainder of the Term; (iii) all expense reimbursements payable in accordance with Section 3.7; (iv) all accrued but unused vacation pay; (v) any Bonus actually granted by the Board, but unpaid to the Executive, for any fiscal year prior to the fiscal year of termination; and (vi) reimbursement of Executive for the first eighteen (18) months of the premiums associated with Executive’s continuation of health insurance for him and his family pursuant to COBRA, provided Executive timely elects and is eligible for COBRA benefits.

(c)       Upon the occurrence of a Change in Control during the Term, whether or not Executive’s employment is terminated, or upon Executive’s termination without Cause or for Good Reason, all restricted stock, stock option, SAR or similar awards held by Executive shall immediately vest and shall no longer be subject to forfeiture, unless expressly provided otherwise in the governing documents for such awards.

5.	Protection of Confidential Information; Non-Competition.

5.1	Acknowledgment. Executive acknowledges that:

(a)       As a result of his employment with the Company, Executive has obtained and will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 5 as the “Group”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b)       The Group will suffer substantial damage which will be difficult to compute if, during the period of his employment with the Group or thereafter, Executive should enter a business competitive with the Group or divulge Confidential Information.

(c)       The provisions of this Agreement are reasonable and necessary to protect the business of the Group, to protect the Group’s trade secrets and Confidential Information and to prevent loss to a competitor of an employee whose services are special, unique and extraordinary.

5.2       Confidentiality. Executive agrees that he will not at any time, during the Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Group, except (i) in the course of performing his duties hereunder, (ii) with the Group’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Group and, at the Group’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Group to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Group to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

5.3       Documents. Upon termination of his employment with the Group, Executive will promptly deliver to the Group all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Group and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Group.

5.4       Non-Competition. For and in consideration of Executive’s employment by the Group and the consideration the Executive will receive thereby, Executive hereby agrees that Executive shall not during the period of his employment by or with the Group and for the Applicable Period (defined below), for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature:

(a)       engage, as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative, in an entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with the business of the Group in which the Group currently operates or has plans to do business in at the time of termination;

(b)       call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of the Group, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of the Group or for the purpose of hiring such person for Executive or any other person or entity, unless any such person was terminated by the Group prior thereto;

(c)       call upon any person who, or entity that is then or that has been within one year prior to that time, a customer of the Group, for the purpose of soliciting or selling products or services in competition with the Group; or

(d)       call upon any prospective acquisition or investment candidate, on the Executive’s own behalf or on behalf of any other person or entity, which candidate was known by Executive to have, within the previous twelve (12) months, been called upon by the Group or for which the Group made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement;

provided that, the solicitation, encouragement and inducement prohibited in Sections 5.4(a)-(d) expressly shall not include situations where an employee, consultant, representative, officer, customer, or director responds to advertising or marketing placed into the public domain by Executive or his affiliates or otherwise voluntarily contacts Executive or his affiliates.

5.5       Injunctive Relief. If Executive commits a breach, or threatens to commit a breach, of any of the provisions of Section 5.2 or 5.4, the Group shall have the right and remedy to seek to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Group are of a special, unique and extraordinary character and that any such breach or threatened breach will cause irreparable injury to the Group and that money damages will not provide an adequate remedy to the Group. The rights and remedies enumerated in this Section 5.5 shall be in addition to, and not in lieu of, any other rights and remedies available to the Group under law or equity. In connection with any legal action or proceeding arising out of or relating to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed by the other party for the reasonable attorneys’ fees and costs incurred by the prevailing party.

5.6       Modification. If any provision of Section 5.2 or 5.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration, or area, or all of them, and such provision or provisions shall then be applicable in such modified form.

5.7       Survival. The provisions of this Section 5 shall survive the termination or expiration of this Agreement for any reason, except in the event Executive is terminated by the Group without Cause, or if Executive terminates this Agreement with Good Reason, in either of which events, Section 5.4(d) shall be null and void and of no further force or effect.

5.8       Definitions. For purposes of this Section 5, the term “Applicable Period” shall mean twelve (12) months from the termination of Executive’s employment.

6.	Miscellaneous Provisions.

6.1       Notices. All notices provided for in this Agreement shall be in writing, and shall be deemed to have been duly given when (i) delivered personally to the party to receive the same, or (ii) if delivered by nationally recognized overnight courier, addressed to the party to receive the same at his or its address set forth below, or such other address as the party to receive the same shall have specified by written notice given in the manner provided for in this Section 6.1. All notices shall be deemed to have been given as of the date of personal delivery or courier delivery thereof.

If to Executive:

Costas N. Karatzas 251 Sherwood road, Beaconsfield, Quebec, H9W 2H4

Canada If to the Group:

Acesis Holdings Corporation

9233 Park Meadows Drive Suite 108 Lone Tree, Colorado 80124

United States

6.2       Entire Agreement; Waiver. Effective as of the Effective Date, this Agreement sets forth the entire agreement of the parties relating to the employment of Executive and is intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

6.3       Governing Law. All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of Colorado.

6.4       Binding Effect; Nonassignability. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

6.5       Severability. Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

6.6       Section 409A. This Agreement is intended to comply with the provisions of Section 409A of the Internal Revenue Code (“Section 409A”). To the extent that any payments and/or benefits provided hereunder are not considered compliant with Section 409A, the parties agree that the Company shall take all actions necessary to make such payments and/or benefits become compliant.

[Signature Page Follows]

IN	WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

ACESIS HOLDINGS CORPORATION ACESIS BIOMED LTD ACESIS BIOMED US, INC.

By:	/s/ Thomas B. Olson
Name:	Thomas B. Olson
Title:	Chief Operating Officer

EXECUTIVE

/s/ Costas n. Karatzas
Costas n. Karatzas Individually